Exhibit 99.1

News Release

Media Contacts:	Amy Rose	Investor Contacts:	Eva Boratto
	(908) 423-6537		(908) 423-5185

	David Caouette		Carol Ferguson
	(908) 423-3461		(908) 423-4465

Merck Announces First-Quarter 2009 Financial Results

•	Company Announces First-Quarter 2009 Non-GAAP EPS of $0.74, Excluding Certain Items; First-Quarter GAAP EPS of $0.67

•	Merger with Schering-Plough Progressing as Planned

•	Merck Delays U.S. Telcagepant (MK-0974) Filing; Company Augments Pipeline by Signing Agreements with Insmed, Cardiome, Santen, Medarex and Massachusetts Biologic Laboratories

•	Merck Reaffirms Full-Year 2009 Non-GAAP EPS Range of $3.15 to $3.30, Excluding Certain Items; Reduces 2009 GAAP EPS Range to $2.84 to $3.09 Due to Merger-Related Expenses

WHITEHOUSE STATION, N.J., April 21, 2009 – Merck & Co., Inc. today announced financial results for the first quarter of 2009. The company reported non-GAAP (generally accepted accounting principles) earnings per share (EPS) for the quarter of $0.74, which excludes $0.07 of restructuring charges and merger-related expenses. First-quarter GAAP EPS was $0.67.

Worldwide sales for the first quarter of 2009 were $5.4 billion, a decrease of 8 percent compared to the first quarter of 2008. Foreign exchange negatively affected global sales performance by 3 percent for the quarter. The loss of U.S. marketing exclusivity of FOSAMAX further negatively affected sales performance by 3 percent in the quarter. Net income for the first quarter was $1,425.0 million, compared with $3,302.6 million in the first quarter of 2008. First-quarter 2008 net income includes a $1.4 billion after-tax gain on a distribution from AstraZeneca LP.

A reconciliation of EPS as reported in accordance with GAAP to EPS, excluding certain items, is provided in the table that follows.

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	Quarter Ended March 31
	2009	2008
GAAP EPS	$0.67	$1.52
EPS impact of items*	0.07	(0.63)

Non-GAAP EPS that excludes certain items listed below[1]	$0.74	$0.89

* Amount calculated as follows (in millions except per share amounts)	First-Quarter 2009	First-Quarter 2008
Gain on distribution from AstraZeneca	$—	$(2,223)
Costs related to 2008 global restructuring program	175	—
Costs related to 2005 global restructuring program	—	85
Merger-related expenses	19	—
Net decrease (increase) before income taxes	194	(2,138)
Income tax (benefit) expense impact on above items	(57)	778
Decrease (increase) in net income	$137	$(1,360)
EPS impact of items	$0.07	$(0.63)

“Our first-quarter results in part reflect the impact of the difficult global economy on patients, providers and payors, but we remain on track to meet our full-year earnings guidance,” said Richard T. Clark, chairman, president and chief executive officer.

“We believe our planned merger with Schering-Plough will accelerate Merck’s transformation into a global healthcare leader built for sustainable growth and success,” added Clark. “Together we will have a formidable pipeline, an expanded product portfolio, a broader global presence, and the best talent in the industry. The new Merck will have increased financial strength and enhanced capabilities focused on breakthrough research and development.”

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[1]

Merck is providing information on 2009 and 2008 non-GAAP earnings per share that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance. This information should be considered in addition to, but not in lieu of, earnings per share prepared in accordance with GAAP.

Financial Highlights

Materials and production costs were $1.3 billion for the quarter, an increase of 8 percent from the first quarter of 2008. The first quarters of 2009 and 2008 include $22 million and $15 million, respectively, for costs associated with global restructuring programs. The gross margin was 75.2 percent for the first quarter of 2009 versus 78.7 percent for the same period in 2008, reflecting 0.4 and 0.3 percentage point unfavorable impacts, respectively, from restructuring costs noted above. The decline in the first quarter gross margin is primarily attributable to product mix and lower production volumes, which resulted in certain costs that were higher in the first quarter than those expected in the remaining quarters.

Marketing and administrative expenses were $1.6 billion for the first quarter of 2009, a decrease of 12 percent from the first quarter of 2008. Costs for the first quarter of 2009 include $7 million of merger-related expenses. Included in marketing and administrative expenses in the first quarter of 2008 were $40 million in charges solely for future legal defense costs for litigation related to FOSAMAX (alendronate sodium).

Research and development expenses were $1.2 billion for the quarter, an increase of 14 percent from the first quarter of 2008. These 2009 expenses include $88 million for costs associated with the company’s 2008 global restructuring program.

Restructuring costs, primarily related to employee separations, were $64 million for the first quarter of 2009 and $70 million for the first quarter of 2008. As of March 31, 2009, Merck had approximately 54,100 employees.

Total overall costs associated with the company’s global restructuring programs included in materials and production, research and development, and restructuring costs were $175 million and $85 million for the first quarter of 2009 and 2008, respectively, primarily comprised of employee separations and accelerated depreciation.

Equity income from affiliates was $586 million in the first quarter of 2009, a decrease of 10 percent from the first quarter of 2008 as a result of lower contributions from the Merck/Schering-Plough joint venture partially offset by higher contributions from AstraZeneca LP.

Other (income) expense, net, for the first quarter was $67 million of income compared with $2.2 billion of income in the first quarter of 2008. Included in the first quarter of 2009 was $12 million in commitment fees related to the financing of the Schering-Plough transaction. For the first quarter of 2008, the amount included a gain of $2.2 billion from a distribution received from AstraZeneca LP in which Merck maintains an interest and a $249 million gain on Merck’s divestiture of its remaining worldwide rights to AGGRASTAT (tirofiban hydrochloride) to Iroko Pharmaceuticals. Also in the first quarter of 2008, Merck said it recorded a $300 million

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expense for a contribution to The Merck Company Foundation. Other (income) expense for the first quarter of 2008 also included a $55 million charge in connection with the resolution of a previously disclosed investigation by attorneys general from 29 states and the District of Columbia.

The first quarter effective tax rate was 18.4 percent. The effective tax rate excluding the impact of restructuring charges and merger-related costs was 19.4 percent, reflecting a benefit of approximately 4 percentage points resulting from a previously-disclosed settlement reached with the Canada Revenue Agency.

2009 Guidance

The company reiterated its expectations for 2009 non-GAAP EPS to be between $3.15 to $3.30, excluding certain items, and reduced its 2009 GAAP EPS range to $2.84 to $3.09, solely as a result of costs related to the proposed merger with Schering-Plough. The 2009 GAAP guidance includes a pretax charge of approximately $400 million to $600 million associated with the company’s 2008 global restructuring program and $250 million to $350 million of costs related to the Schering-Plough merger.

Merck said it is reducing its guidance for full-year 2009 revenue (as reported by Merck & Co., Inc.) to $23.2 billion to $23.7 billion.

All of the 2009 guidance provided by the company excludes contributions from Schering-Plough that would result from the merger and any costs incurred upon closing of the merger, which is expected to occur in the fourth quarter.

A reconciliation of 2009 EPS as reported in accordance with GAAP to non-GAAP EPS, which adjusts for certain items, is provided in the table that follows.

Full-Year 2009
GAAP EPS	$2.84 to $3.09
EPS impact of items*	$0.31 to $0.21
Non-GAAP EPS, which adjusts for items listed below	$3.15 to $3.30

* Amount calculated as follows (in millions except per share amount)	Full-Year 2009
Costs related to the global restructuring program	$600 to $400
Merger-related expenses	350 to 250
Income tax expense (benefit) on above items	(300) to (200)
(Increase) decrease in net earnings	$650 to $450
EPS impact of items	$0.31 to $0.21

In 2009, the company expects sales and GAAP and non-GAAP EPS in the second half of the year to be stronger than in the first half of the full year. In addition, the company said it expects marketing and administrative spend and research and development expenses to be more equally distributed across the remaining quarters than in previous years.

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Details on Merck’s full-year 2009 financial guidance can be found on page 11 of this news release.

Product Performance Highlights

Worldwide sales of SINGULAIR (montelukast sodium), a once-a-day oral medicine indicated for the chronic treatment of asthma and the relief of symptoms of allergic rhinitis, were $1.1 billion for the first quarter of 2009, representing a 4 percent decline compared with the first quarter of 2008.

Combined global sales of ZETIA (ezetimibe) and VYTORIN (ezetimibe/simvastatin), as reported by the Merck/Schering-Plough partnership, were $945 million for the first quarter of 2009, representing a 23 percent decline compared with the first quarter of 2008. Global sales of ZETIA, marketed as EZETROL outside the United States, were $479 million in the first quarter, a decrease of 18 percent compared with the first quarter of 2008. First-quarter 2009 global sales of VYTORIN, marketed outside the United States as INEGY, were $466 million, a decrease of 28 percent compared with the same period in 2008. The company records the results from its interest in the Merck/Schering-Plough partnership, which totaled $291 million in the first quarter, in equity income from affiliates.

Global sales of Merck’s antihypertensive medicines, COZAAR (losartan potassium) and HYZAAR2 (losartan potassium and hydrochlorothiazide), were $839 million for the first quarter of 2009, representing a 1 percent decrease compared with the first quarter of 2008.

JANUVIA (sitagliptin), Merck’s first-in-class DPP-4 inhibitor for the treatment of type 2 diabetes, recorded worldwide sales of $411 million during the first quarter of 2009, representing a 51 percent increase compared with same quarter in 2008. JANUMET (sitagliptin/metformin hydrochloride), a single tablet that targets all three key defects of type 2 diabetes, achieved worldwide sales of $128 million during the quarter, more than double the $58 million in sales reported for the first quarter 2008.

Worldwide sales of FOSAMAX and FOSAMAX PLUS D (alendronate sodium/cholecalciferol) which is marketed as FOSAVANCE throughout the European Union, were $261 million for the first quarter of 2009, representing a decrease of 44 percent compared with the first quarter of 2008. Since most formulations of these medicines have lost U.S. marketing exclusivity, the company is experiencing a significant decline in sales in the United States within the FOSAMAX franchise.

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[2]	COZAAR and HYZAAR are registered trademarks of E.I. duPont de Nemours and Company, Wilmington, Del.

Merck’s cervical cancer vaccine, GARDASIL (human papillomavirus (HPV) quadrivalent (types 6, 11, 16, 18) vaccine, recombinant), posted total sales as recorded by Merck of $262 million for the first quarter of 2009, a 33 percent decline from the same quarter in 2008. Vaccines in most major European markets are sold through the company’s joint venture, Sanofi Pasteur MSD, and the results from the company’s interest in the joint venture are recorded in equity income from affiliates.

Worldwide sales of ROTATEQ (rotavirus vaccine, live, oral, pentavalent), Merck’s vaccine to help protect children against rotavirus gastroenteritis, as recorded by Merck, were $134 million in the first quarter of 2009 as compared with $190 million for the first quarter of 2008. In the first quarter of 2008, the company recognized $41 million in revenue as a result of a government purchase for the Centers for Disease Control and Prevention’s Strategic National Stockpile.

ZOSTAVAX (zoster vaccine live), the company’s vaccine to help prevent shingles (herpes zoster), recorded sales of $75 million for the first quarter of 2009 as compared with $74 million for the first quarter of 2008. During the first quarter, Merck cleared all remaining 2008 backorders for ZOSTAVAX and the company expects to return to normal shipping times in mid-2009.

ISENTRESS (raltegravir), Merck’s first-in-class HIV integrase inhibitor for use in combination with other antiretroviral agents for the treatment of HIV-1 infection in treatment-experienced adult patients, reported worldwide sales of $148 million for the first quarter of 2009, a three-fold increase compared with $47 million in the first quarter 2008.

Merck’s Other Reported Products category includes a number of products that treat or prevent a broad range of medical conditions. Total sales for Other Reported Products, which include FOSAMAX and ISENTRESS, were $1.6 billion for the first quarter, representing a 16 percent decline compared with the first quarter of 2008.

Worldwide sales of Merck’s other viral vaccines, which include VARIVAX (varicella virus vaccine live), M-M-R II (measles, mumps and rubella virus vaccine live) and PROQUAD (measles, mumps, rubella and varicella virus vaccine live), as recorded by Merck, were $252 million for the first quarter of 2009, an increase of 12 percent compared with the same period a year earlier.

Merck records ongoing revenue based on sales of products that are associated with alliances, the most significant of which is AstraZeneca LP. Revenue from AstraZeneca LP recorded by Merck was $356 million in the first quarter.

Pipeline Update

Merck said it is delaying the filing of the U.S. application for telcagepant (MK-0974), one of the company’s investigational calcitonin gene-related peptide (CGRP) receptor antagonists

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for the treatment of acute migraine. The company said it no longer expects to file a new drug application with the FDA in 2009, and will provide an updated timeline once additional information is available.

This decision is based on recent findings from a Phase IIa exploratory study in which a small number of patients taking telcagepant twice daily for three months for the prevention of migraine were found to have marked elevations in liver transaminases. The daily dosing regimen in the prevention study was different than the dosing regimen used in Phase III studies in which telcagepant was intermittently administered in one or two doses to treat individual migraine attacks as they occurred. Other studies with telcagepant for the acute, intermittent treatment of migraine continue. Merck said it is reviewing data from the prevention study and is conducting additional analyses to further understand the overall safety profile of telcagepant.

MK-3207, Merck’s other investigational CGRP-receptor antagonist for the treatment of migraine, remains in Phase IIb of clinical development. Merck said it will continue to review the data from ongoing and planned studies of MK-3207 to inform its clinical development program and work toward starting Phase III studies for MK-3207 later this year.

Merck said it is continuing its strategy of establishing strong external alliances to complement its substantial internal research capabilities, including research collaborations, licensing pre-clinical and clinical compounds and technology transfers to drive both near- and long-term growth. Since early February, Merck has signed agreements with Insmed Inc. to purchase its portfolio of follow-on biologics and manufacturing capabilities; with Cardiome Pharma Corp., for an investigational drug for the treatment of atrial fibrillation known as vernakalant; and with Santen Pharmaceutical Co., Ltd. for exclusive commercial rights to tafluprost, a prostaglandin analogue for the reduction of elevated intraocular pressure in open-angle glaucoma and ocular hypertension, in western Europe (excluding Germany), North America, South America and Africa. In addition, Merck signed a worldwide license agreement with Medarex and Massachusetts Biologic Laboratories for CDA-1 and CDB-1, an investigational combination antibody therapy that has completed Phase IIb clinical studies.

Merger Update

Merck said its previously announced merger with Schering-Plough is progressing as planned, with the close anticipated in the fourth quarter. The bank syndication is complete subject to final review and execution of documents. Merck said it has made the appropriate filings with regard to the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Until the merger closes, both companies will continue to operate independently. The transaction is subject to approval by Merck and Schering-Plough shareholders and the

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satisfaction of customary closing conditions and regulatory approvals, including expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as well as clearance by the European Commission under the EC Merger Regulation and certain other foreign jurisdictions.

Merck continues to expect the combined company will achieve a high single digit non-GAAP EPS combined annual growth rate from 2009 to 2013 when compared to Merck on a standalone basis in 2009.

Earnings Conference Call

Investors are invited to a live audio webcast of Merck’s first-quarter earnings conference call today at 8:30 a.m. EDT by visiting the Newsroom section of Merck’s Web site, www.merck.com/newsroom/webcast/. Institutional investors and analysts can participate in the call by dialing (706) 758-9927 or (877) 381-5782. Journalists are invited to listen in on the call by dialing (706) 758-9928 or (800) 399-7917. A replay of the webcast will be available starting at 12 p.m. EDT today through 5 p.m. EDT on April 28. To listen to the replay, dial (706) 645-9291 or (800) 642-1687 and enter ID No. 86518169.

About Merck

Merck & Co., Inc. is a global research-driven pharmaceutical company dedicated to putting patients first. Established in 1891, Merck discovers, develops, manufactures and markets vaccines and medicines to address unmet medical needs. The company devotes extensive efforts to increase access to medicines through far-reaching programs that not only donate Merck medicines but help deliver them to the people who need them. Merck also publishes unbiased health information as a not-for-profit service. For more information, visit www.merck.com.

Forward-Looking Statement

This communication includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements about the benefits of the proposed merger between Merck and Schering-Plough, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Statements about the merger are based upon the current beliefs and expectations of Merck’s and Schering-Plough’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

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The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the possibility that the expected synergies from the proposed merger of Merck and Schering-Plough will not be realized, or will not be realized within the expected time period, due to, among other things, the impact of pharmaceutical industry regulation and pending legislation that could affect the pharmaceutical industry; the ability to obtain governmental and self-regulatory organization approvals of the merger on the proposed terms and schedule; the actual terms of the financing required for the merger and/or the failure to obtain such financing; the failure of Schering-Plough or Merck stockholders to approve the merger; the risk that the businesses will not be integrated successfully; disruption from the merger making it more difficult to maintain business and operational relationships; the possibility that the merger does not close, including, but not limited to, due to the failure to satisfy the closing conditions; Merck’s and Schering-Plough’s ability to accurately predict future market conditions; dependence on the effectiveness of Merck’s and Schering-Plough’s patents and other protections for innovative products; the risk of new and changing regulation and health policies in the United States and internationally and the exposure to litigation and/or regulatory actions. Merck and Schering-Plough undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Merck’s 2008 Annual Report on Form 10-K, Schering-Plough’s 2008 Annual Report on Form 10-K and each company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

Additional Information

In connection with the proposed transaction, Schering-Plough will file a registration statement, including a joint proxy statement of Merck and Schering-Plough, with the SEC. Investors are urged to read the registration statement and joint proxy statement (including all amendments and supplements to it) because they will contain important information. Investors may obtain free copies of the registration statement and joint proxy statement when they become available, as well as other filings containing information about Merck and Schering-Plough, without charge, at the SEC’s Internet web site (www.sec.gov). These documents may also be obtained for free from Schering-Plough’s Investor Relations web site (www.schering-plough.com) or by directing a request to Schering-Plough’s Investor Relations at (908) 298-7436. Copies of Merck’s filings may be obtained for free from Merck’s Investor Relations Web Site (www.merck.com) or by directing a request to Merck at Merck’s Office of the Secretary, (908) 423-1000.

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Merck and Schering-Plough and their respective directors and executive officers and other members of management and employees are potential participants in the solicitation of proxies from Merck and Schering-Plough shareholders in respect of the proposed transaction.

Information regarding Schering-Plough’s directors and executive officers is available in Schering-Plough’s proxy statement for its 2008 annual meeting of shareholders, filed with the SEC on April 23, 2008, and information regarding Merck’s directors and executive officers is available in Merck’s proxy statement for its 2009 annual meeting of stockholders, filed with the SEC on March 13, 2009. Additional information regarding the interests of such potential participants in the proposed transaction will be included in the registration statement and joint proxy statement filed with the SEC in connection with the proposed transaction.

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Merck Financial Guidance for 2009

This guidance is based on recent exchange rates. Also, all of the guidance provided by the company excludes contributions from Schering-Plough that would result from the merger and any costs incurred upon closing of the merger, which is expected to occur in fourth quarter.

Sales forecasts for Merck & Co., Inc. and major products for 2009 are as follows:

Worldwide 2009 Sales
Total Sales* (as recorded by Merck & Co., Inc.)	$23.2 to $23.7 billion

Product
SINGULAIR (Respiratory)	$4.4 to $4.7 billion
COZAAR/HYZAAR (Hypertension)	$3.4 to $3.7 billion
JANUVIA/JANUMET (Diabetes)	$2.4 to $2.7 billion
GARDASIL (as recorded by Merck & Co., Inc.)	$1.1 to $1.3 billion
Other vaccines (as recorded by Merck & Co., Inc.)	$2.7 to $3.0 billion
Other reported products**	$6.4 to $6.8 billion

*	Total sales equals sales from products listed above plus supply sales to our partners (primarily AstraZeneca) and other non-promoted products.
**	Other reported products comprise: ARCOXIA, CANCIDAS, COSOPT, CRIXIVAN, EMEND, FOSAMAX, INVANZ, ISENTRESS, MAXALT, PRIMAXIN, PROPECIA, PROSCAR, STOCRIN, TIMOPTIC/TIMOPTIC XE, TRUSOPT, VASOTEC/VASERETIC, ZOCOR and ZOLINZA.

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Under an agreement with AstraZeneca (AZN), Merck receives revenue at predetermined percentages of the U.S. sales of certain products by AZN, most notably NEXIUM. In 2009, Merck anticipates that these revenues will be approximately $1.3 billion to $1.5 billion.

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Equity income from affiliates includes the results of the Merck and Schering-Plough collaboration and Sanofi Pasteur MSD combined with the results of Merck’s other joint venture relationships. Equity income from affiliates is expected to be approximately $2.3 billion to $2.6 billion for 2009.

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Product gross margin (PGM) percentage is estimated to be approximately 77 percent to 78 percent for the full-year 2009. This guidance excludes the portion of the restructuring costs that will be included in product costs and will affect reported PGM in 2009.

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Marketing and administrative expense is anticipated to be approximately $6.9 billion to $7.2 billion. This guidance excludes the portion of the merger-related costs that will be included in marketing and administrative expense in 2009.

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Research and development expense (which excludes joint ventures) is anticipated to be approximately $4.7 billion to $5.0 billion. This guidance excludes the portion of the restructuring costs that will be included in research and development expense in 2009.

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As part of the company’s restructuring of its operations, additional costs related to site closings, position eliminations and related costs will be incurred in 2009. The aggregate 2009 pretax expense related to these activities is estimated to be in the range of $400 million to $600 million.

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As part of the company’s planned merger with Schering-Plough, costs will be incurred in 2009. The aggregate 2009 costs related to these activities are estimated to be in the range of $250 million to $350 million.

•	The consolidated 2009 tax rate is estimated to be approximately 21 percent to 24 percent.

Given these guidance elements, Merck anticipates full-year 2009 non-GAAP EPS of $3.15 to $3.30, excluding certain items, and 2009 GAAP EPS in the range of $2.84 to $3.09.

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The following table shows the financial results for Merck & Co., Inc. and subsidiaries for the quarter ended March 31, 2009, compared with the corresponding period of the prior year.

	Merck & Co., Inc. Consolidated Results (In Millions Except Earnings per Common Share) Quarter Ended March 31 (Unaudited)
	2009	2008	% Change
Sales	$5,385.2	$5,822.1	(8)%

Costs, Expenses and Other
Materials and production (1)	1,333.8	1,238.1	8
Marketing and administrative (2)	1,632.9	1,854.4	(12)
Research and development (3)	1,224.2	1,078.3	14
Restructuring costs (4)	64.3	69.7	(8)
Equity income from affiliates	(585.8)	(652.1)	(10)
Other (income) expense, net (5)	(67.2)	(2,209.2)	(97)

Income Before Taxes	1,783.0	4,442.9	(60)

Taxes on Income (6)	327.2	1,108.4

Net Income (7)	$1,455.8	$3,334.5	(56)

Less: Net income attributable to noncontrolling interests (7)	30.8	31.9

Net Income Attributable to Merck & Co., Inc. (7)	$1,425.0	$3,302.6	(57)

Average Shares Outstanding Assuming Dilution	2,109.2	2,172.4

Earnings per Common Share Assuming Dilution (8)	$0.67	$1.52	(56)

(1)	Includes restructuring costs of $22 million in the first quarter of 2009 and $15 million in the first quarter of 2008 primarily related to accelerated depreciation associated with Merck’s global restructuring programs.
(2)	Reflects merger-related costs of $7 million in the first quarter of 2009. Includes the impact of reserving an additional $40 million in the first quarter of 2008 solely for future legal defense costs for FOSAMAX litigation.
(3)	Includes restructuring costs of $88 million in the first quarter of 2009 primarily related to accelerated depreciation associated with Merck’s 2008 global restructuring program.
(4)	Restructuring costs represent separation and other related costs, as well as gains on sales of facilities and related assets in the first quarter of 2008, associated with the global restructuring programs.
(5)	Other (income) expense, net, in the first quarter of 2009 reflects $12 million of merger-related expenses. Other (income) expense, net, in the first quarter of 2008 reflects a $2.2 billion gain related to a distribution from AstraZeneca LP, a $300 million expense for a contribution to The Merck Company Foundation, a $249 million gain on the company’s remaining worldwide rights to AGGRASTAT, and a $55 million charge in connection with the resolution of an investigation into whether the company violated state consumer protection laws with respect to the sales and marketing of VIOXX.
(6)	The first-quarter 2009 effective tax rate was 18.4%. The effective tax rate excluding the impact of restructuring charges and merger-related costs was 19.4%, reflecting a benefit of approximately 4 percentage points resulting from the previously disclosed settlement reached with the Canada Revenue Agency. The effective tax rate of 24.9% in the first quarter of 2008 reflects the unfavorable impact of the AstraZeneca LP gain being fully taxable in the United States at a combined federal and state tax rate of approximately 36.3%, partially offset by the favorable impact of approximately 4 percentage points relating to the first quarter realization of foreign tax credits.
(7)	On January 1, 2009, the company adopted Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51, the provisions of which, among others, require that a company present a consolidated net income measure that includes the amounts attributable to noncontrolling interests (formerly minority interests) and also to present the amounts of consolidated net income attributable to the parent and to the noncontrolling interest for all periods presented.
(8)	On January 1, 2009, the company adopted FASB Staff Position EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities, which requires the allocation of net income between common shareholders and participating security holders when computing earnings per share. As a result, the net income available to common shareholders used to calculate earnings per share assuming dilution was $1,420.9 million and $3,294.2 million for the first quarter of 2009 and 2008, respectively.